Exhibit 99.1

PRESS RELEASE

AUBURN NATIONAL BANCORPORATION, INC. ANNOUNCES EARNINGS

•	EPS increases by 8% from first nine months 2005 to 2006
•	Total assets increase by 5% from year-end

AUBURN, Alabama, October 17, 2006 – Auburn National Bancorporation, Inc. (the “Company”) reported net income of approximately $1.7 million, or $0.44 per share, for the third quarter of 2006, compared to approximately $1.6 million, or $0.42 per share, for the third quarter of 2005. The Company’s net income for the nine months ended September 30, 2006 was $5.0 million, or $1.33 per share, compared to $4.7 million, or $1.23 per share, for the same period last year.

Results for the three months ended September 30, 2006, reflect a provision for loan losses of $85 thousand compared to $120 thousand for the same period last year. In addition, results for the nine months ended September 30, 2006, reflect a provision for loan losses of $295 thousand compared to $420 thousand for the same period last year. The current allowance for loan losses is $4.0 million, or 1.42% of total loans outstanding at September 30, 2006, compared to $3.8 million or 1.36% of total loans outstanding at December 31, 2005.

Auburn National Bancorporation, Inc. is the parent company of AuburnBank, with total assets of approximately $636 million. The common stock of the company trades on Nasdaq Capital Market under the symbol of “AUBN.”

For additional information, contact E.L. Spencer, Jr. at (334) 821-9200.